Exhibit 99.1

Consumers Bancorp Inc. Reports Third Quarter and Nine Month Fiscal Earnings

Minerva, Ohio—April 16, 2004 (OTCBB: CBKM) Consumers Bancorp Inc. (Consumers) today reported fiscal third quarter earnings per share of $.23 a decrease of 8.0% compared to $.25 for the same period ending March 31, 2003. Net income for the quarter was $501 thousand a decline of 7.4% from $541 thousand reported for the same quarter a year ago. Return on average assets (ROA) and equity (ROE) for the third quarter was 1.11% and 11.20%, respectively. This compares to an ROA of 1.22% and ROE of 12.86%, for the third quarter ended March 31, 2003.

For the nine-months ended March 31, 2004, net income was $1.406 million, a decrease of 20.9% compared to $1.778 million last year. Fiscal year to date net income per share was $.65 decreasing 21.7% from $.83 for the prior year to date. Year to date ROA and ROE were 1.03% and 10.53%, respectively as compared to 1.30% and 14.21%, respectively for the prior year.

Consumers’ net interest income decreased $52 thousand over the prior year’s quarter results, while decreasing $457 thousand over the prior year fiscal results. Decreases in interest expense for the quarter ended March 31, 2004, caused the net interest margin to increase to 5.23% compared to 5.20% in the previous quarter ended December 31, 2003. The net interest margin decreased to 5.14% from 5.52% for the nine-month periods ended March 31, 2004 and 2003, respectively. This decline is a result of an extended low interest rate environment and aggressive lending by competitors within Consumers market which has negatively impacted loan yields from 8.37% to 6.92% for the fiscal nine-month periods ended 2003 and 2004, respectively.

Loan interest yields declined to 6.58% for the quarter ended March 31, 2004 from 6.85% for the quarter ended December 31, 2003 and 8.16% for the quarter ended March 31, 2003. The cost of interest bearing liabilities declined to 1.06% for the quarter ended March 31, 2004 as compared to 1.18% for the quarter ended December 31, 2003 and 1.93% for the quarter ended March 31, 2003.

Changes in other income for the third quarter and nine-month periods reflected the growth of deposit service charge income. Other income decreased by $8 thousand for the quarter and increased by $64 thousand for the nine-month period ended March 31, 2004 as compared to the same periods in 2003. Non-interest expense increased $7 thousand or .4% for the quarter and $113 thousand or 2.0% for the nine-month period. Non-interest expense for the nine-month period was increased by a $180 thousand non-recurring charge during second quarter 2003.

Assets at March 31, 2004 totaled $187 million, an increase of $5 million from June 30, 2003 and March 31, 2003. Growth in loans was $1.964 million for the quarter ended March 31, 2004 and increased $9.308 million for the nine-month period from June 30, 2003. Growth in non-interest bearing deposits was $2.536 million for the nine-month period ended March 31, 2004. Funding for both the increase in loans and investments during the quarter and nine-months ended March 31, 2004 occurred primarily with a reduction of overnight Federal Funds sold.

The impact of a weaker economy was reflected in increases to non-performing assets from a year ago. Non-performing assets increased to $3.584 million at March 31, 2004 as compared to $1.124 million at June 30, 2003 and $1.210 million at March 31, 2003. Real estate mortgage loans and other real estate owned represent $3.554 million or 99.2% of the non-performing assets at March 31, 2004. Non-performing loans as a percent of the loan loss allowance represent 160.9% and 71.9% respectively at period end 2004 and 2003. Net charge-offs as a percent of average loans outstanding for the nine month period ended March 31 are .27% for 2004 as compared to .29% for the same period ended 2003. At March 31, 2004, the allowance as a percent of outstanding loans decreased to 1.32% as compared with 1.36% for the prior year.

The Board of Directors of Consumers Bancorp Inc., declared a $.09 per share cash dividend for shareholders of record on March 22, 2004, payable on March 23, 2004. The dividend represented a $.01 increase or 12% over $.08 paid third quarter 2003.

Steven L. Muckley, President and Chief Executive Officer of Consumers Bancorp Inc. and Consumers National Bank, stated “Our emphasis on growing loans within Consumers local market area will pay long term rewards. The origination of variable rate home equity line loans and small business lending supports our community bank tradition. Key drivers of our revenue enhancement continue to be core deposit growth and growth in deposit fees resulting from the bank’s Overdraft Privilege Program. However, many of our customers are affected by challenging economic conditions, resulting in higher non-performing loans and other real estate.”

Consumers provides a complete range of banking and other investment services to businesses and consumers through its core operations. Consumers Bancorp is a $187 million holding company with Consumers National Bank offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, and East Canton. Consumers wholly owned title agency, Community Title Agency is located in Carrollton, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

Contact: Paula J. Meiler Chief Financial Officer
1-330-868-7701 ext 168

Consumers Bancorp Inc.
Consolidated Financial Highlights
March 31, 2004

(Dollars in thousands, except per share data)

	Three Month Period Ended		Nine Month Period Ended
	March 31,	March 31,	March 31,	March 31,
	2004	2003	2004	2003
EARNINGS:
Net interest income	$2,152	$2,204	$6,372	$6,829
Provision for loan losses	75	100	340	317
Other income	517	536	1,698	1,653
Other expenses	1,873	1,866	5,721	5,608
Income tax expense	220	233	603	779
Net income	501	541	1,406	1,778

Net income per share –
Basic	$.23	$.25	$.65	$.83

PERFORMANCE RATIOS:
Return on average assets	1.11%	1.22%	1.03%	1.30%
Return on average equity	11.20	12.86	10.53	14.21
Net interest margin FTE	5.23	5.50	5.14	5.52

MARKET DATA:
Book value/common share	$8.46	$7.95
Market close, bid	23.50	23.00
Period end common shares	2,146,281	2,146,281
Average equity: avg. assets	9.89%	9.50%	9.75%	9.15%
Average common shares	2,146,281	2,146,281

ASSET QUALITY:
Net charge-offs	$64	$124	$261	$302
Non-performing assets	3,584	1,210
Allowance for loan losses	1,764	1,683
Net charge-off ratio	.19%	.40%	.27%	.29%
Allowance: loan	1.32	1.36

ENDING BALANCES:
Assets	$186,577	$182,210
Deposits	158,135	157,449
Loans, net	132,204	122,060
Shareholders’ Equity	18,156	17,052